EXECUTION


                   STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-3


                               TERMS AGREEMENT
                               ---------------


                                                        Dated: March 26, 1998


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of March 1, 1998 (the "Trust Agreement").

Re:  Underwriting Agreement  Standard Terms dated  as of April 16,  1996 (the
     "Standard   Terms,"  and  together   with  this  Terms   Agreement,  the
     "Agreement").

Series Designation:  Series 1998-3.
------------------

Terms of the Series 1998-3 Certificates:  Structured Asset Securities
---------------------------------------
Corporation Series 1998-3 Mortgage Pass-Through Certificates, Class A-1, Class A-2, Class M-1, Class M-2, Class B, Class X and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund will consist of fixed and adjustable rate, fully amortizing and balloon, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class A-1, Class A-2, Class M-1, Class M-2 and Class B Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-47499
----------------------

Certificate Ratings:  It is a condition to the issuance of the Class A
-------------------
Certificates that they be rated "AAA" by each of Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). It is a condition to the issuance of the Class M-1 Certificates that they be rated "AA" by Fitch; it is a condition to the issuance of the Class M-2 Certificates that they be rated "A" by Fitch; and it is a condition to the issuance of the Class B Certificates that they be rated "BBB" by Fitch.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to
-------------------------------------
Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  March 1, 1998.
------------

Closing Date:  10:00 A.M., New York time, on or about March 30, 1998.  On the
------------
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.



                              LEHMAN BROTHERS INC.


                              By:
                                 -----------------------------------------
                                    Name:
                                    Title:


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:
    --------------------------------------------
      Name:
      Title:


                                Schedule 1
                                ----------

                            Initial
                           Certificate           Certificate         Purchase
                            Principal             Interest           Price
Class                       Amount(1)               Rate             Percentage

Class A                   $296,935,000               (2)                100%
Class A-2                  296,934,000               (2)                100%
Class M-1                   95,034,000               (2)                100%
Class M-2                   50,032,000               (2)                100%
Class B                     30,790,000               (2)                100%

________________________________

(1)  Approximate.
(2) Interest will accrue on the Class A-1, Class A-2 Class M-1, Class M-2 and Class B, Certificates at the applicable per annum rate described in the Prospectus Supplement.